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                                   EXHIBIT 5



                                 August 8, 1996


  CDI Corp.
  1717 Arch Street, 35th Floor
  Philadelphia, Pennsylvania 19103-2768

      Re:   Registration Statement on Form S-3

  Dear Sirs:

      We have acted as counsel to you in connection with the preparation of a Registration Statement (the "Registration Statement") on Form S-3 to be filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of an aggregate of up to 511,800 shares (the "Shares") of the outstanding Common Stock, par value $.10 per share, of CDI Corp. by five Sprinkle Trusts No. 2 for the respective benefit of Bruce R. Garrison, C. Jeffrey Garrison, Mark R. Garrison, Pamela G. Phelan and Susan K. Garrison, as more fully described in the Registration Statement.

      We have examined such corporate records and other documents as we have considered appropriate to enable us to give this opinion.

      Based upon the foregoing, it is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement or in any amended or definitive version thereof.

                                         Very truly yours,

                                         Dechert Price & Rhoads